Exhibit 10.1

TWELFTH SUPPLEMENTAL ANNUAL BENEFIT DETERMINATION

PURSUANT TO THE VF CORPORATION AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Article I.	Purpose

The purpose of this Twelfth Supplemental Annual Benefit Determination (the “Determination”), which is effective on January 1, 2015, is to provide to designated Participants a Supplemental Pension under the VF Corporation Amended and Restated Supplemental Executive Retirement Plan (the “SERP”).

Article II.	Definitions

As used herein, words and phrases shall have such meanings as are set forth in the SERP and the VF Corporation Pension Plan (“Pension Plan”). “Committee” shall mean the Compensation Committee of the Board of Directors of VF Corporation, or any successor committee thereto.

Article III.	Eligibility for Benefits

The Supplemental Pension shall be payable to the Participant if his or her employment ceases by reason of: 1) retirement on his or her Normal Retirement Date, 2) termination of employment or 3) death while an Employee.

Article IV.	Supplemental Pension Benefits

4.01 Normal Retirement: The Participants in this Determination shall receive the following Supplemental Pension payable at Normal or Late Retirement:

(a)	The Normal Retirement Benefit otherwise payable to the Participant under the Pension Plan computed without reduction for any maximum contribution, benefit or compensation limitations imposed by ERISA or the Code on the Corporation and without application of the amendments to the Pension Plan made effective as of December 31, 2014 pursuant to which a Participant who, on September 1, 2014, is classified as salary grade 20 or above for compensation purposes, earns no additional benefit accruals under the Pension Plan for any period of time on or after January 1, 2015, but without regard to the amount set forth in Appendix IV to the Pension Plan for such Participant.

(b)	The Supplemental Pension set forth in Section 4.01(a) shall be reduced by any benefits payable to the Participant under the Pension Plan.

4.02 Termination of Employment: The Supplemental Pension payable by reason of the Participant’s termination of employment shall be equal to the benefit provided by Section 4.01 above multiplied by a fraction (not greater than 1.0). The numerator of this fraction shall be the number of full and part years of the Participant’s employment with the Corporation. The denominator of this fraction shall be the number of full and part years of the Participant’s employment as if the Participant had been employed until Normal Retirement Date.

4.03 Death while an Employee: The Supplemental Pension payable upon the death of the Participant while an Employee shall be as provided by Section 4.02.

4.04 Form of Supplemental Pension:

(a)	Benefits Subject to Code Section 409A. The Supplemental Pension shall be paid to the Participant in a lump sum in cash. The lump sum payment shall be made to the Participant on the first business day of the month following the later of (i) six months after the date of the Participant’s separation from service, or (ii) the Participant’s attainment of age 55. If a Participant dies while employed, his or her Beneficiary shall, on the first business day of the month following the date which is six months after the Participant’s date of death, receive in a lump sum the actuarial present value of the Participant’s Supplemental Pension under this Determination.

(b)	Present Value Calculation. In the case of an unmarried Participant who dies while employed after the Board of Directors’ adoption of certain design modifications to the Pension Plan and the SERP on December 9, 2003, the present value of his or her Supplemental Pension under this Determination shall be determined as if such design modifications had not been adopted. The lump sum actuarial present value calculations shall be based on (i) an interest rate assumption equal to the yield for the Moody’s Aa corporate bond index as of the last business day of the calendar quarter in which the Participant’s last day worked for purposes of the Pension Plan occurs (or, if the time of payment is determined by the Participant’s attainment of age 55 under Section 4.04(a)(ii), as of the last business day preceding the beginning of the calendar quarter in which the Participant attains age 55), and (ii) the mortality assumption set forth in the Pension Plan for purposes of calculating lump sum payments.

Article V.	Participants

The Board of Directors and the Committee designate as Participants, for purposes of this Determination, any Employee who loses retirement benefits under the Pension Plan because of application of the amendments to the Pension Plan made effective as of December 31, 2014 pursuant to which any Employee who, on September 1, 2014, is classified as salary grade 20 or above for compensation purposes earns no additional benefit accruals under the Pension Plan for any period on or after January 1, 2015; provided, however, that any Employee who has been designated in any other SERP Determination shall be excluded from this Determination to the extent that such other Determination provides for the Supplemental Pension set forth above.

Article VI.	Vesting

The Participant shall become vested in the Supplemental Pension payable pursuant to this Determination upon satisfaction of the vesting period provided in the SERP. Nothing in this Determination shall preclude the Board of Directors from discontinuing eligibility to participate in the SERP and this Determination at any time before the Participant shall become vested hereunder.

Article VII.	Adoption

This Determination was approved and adopted by the Board of Directors of the Corporation on October 16, 2014, to be effective on January 1, 2015. The Board of Directors reserves the right to amend the Determination, either retroactively or prospectively, in whatever respect is required to achieve and maintain compliance with the requirements of Section 409A of the Code and the regulations thereunder.